Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn
(612) 761-6735

TARGET CORPORATION  FIRST QUARTER

EARNINGS PER SHARE $0.75

MINNEAPOLIS, May 23, 2007 — Target Corporation today reported net earnings for the first quarter ended May 5, 2007 of $651 million, or 75 cents per share, compared with $554 million, or 63 cents per share in the first quarter ended April 29, 2006, representing a 19.6 percent increase in earnings per share. All earnings per share figures refer to diluted earnings per share.

“We are pleased with the strength of our first quarter results in both our core retail and credit card operations,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “Our overall performance reinforces our confidence in our ability to continue to generate profitable market share growth for the full year 2007 and many years to come.”

Total revenues in the first quarter increased 9.2 percent to $14.041 billion from $12.863 billion in 2006, reflecting a 4.3 percent increase in comparable-store sales combined with the contribution from new store expansion and from our credit card operations. (Total revenues include retail sales and net credit card revenues. Comparable-store sales are sales from stores open longer than one year.)

Earnings before interest and income taxes (EBIT) in the first quarter of 2007 increased 18.0 percent, to $1.200 billion, compared with $1.017 billion in the first quarter a year ago. Key contributors to this EBIT growth included improvement in both gross margin and expense rate performance, combined with strong profit growth in our credit card operations. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

Net interest expense for the quarter increased $5 million compared with first quarter 2006 primarily due to higher average debt balances, including the debt to fund the growth in our accounts receivable.

The contribution from the company’s credit card operations to first quarter earnings before taxes (EBT), net of the allocated interest expense to fund our average accounts receivable, was $143 million, an increase of $25 million, or 20.6 percent, from the same period in 2006. This favorability is primarily attributable to growth in net interest income.

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TARGET CORPORATION

Other Factors

The company’s effective income tax rate for the first quarter was 38.8 percent in 2007 compared with 37.5 percent in 2006. For the full year, the effective income tax rate is still expected to increase modestly from last year’s 38.0 percent rate.

Under a $5 billion share repurchase program that began in 2004, the company repurchased $549 million of its common stock during the first quarter of 2007, acquiring 9.2 million shares at an average price of $59.79 per share. Program-to-date, the company has acquired 80.2 million shares of its common stock at an average price per share of $49.84, reflecting a total investment of approximately $4.0 billion. The company expects to continue to execute this program primarily in open market transactions, subject to market conditions, and expects to complete the total program by year-end 2008, or sooner.

Miscellaneous

Target Corporation will webcast its first quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on May 24, 2007. The replay number is (800) 642-1687 (passcode: 7389070).

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s 2006 Form 10-K.

Target Corporation’s continuing operations include large, general merchandise discount stores, as well as an on-line business called Target.com. At quarter-end, the company operated 1,500 Target stores in 47 states.

Target Corporation news releases are available at www.target.com.

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(Tables Follow)

2

Consolidated Statements of Operations

	Thirteen Weeks Ended
	May 5,	April 29,
(millions, except per share data) (unaudited)	2007	2006	Change
Sales	$13,623	$12,493	9.0%
Net credit card revenues	418	370	13.0
Total revenues	14,041	12,863	9.2
Cost of sales	9,186	8,473	8.4
Selling, general and administrative expenses	3,093	2,879	7.4
Credit card expenses	170	160	5.9
Depreciation and amortization	392	334	17.2
Earnings before interest expense and income taxes	1,200	1,017	18.0
Net interest expense	136	131	3.6
Earnings before income taxes	1,064	886	20.2
Provision for income taxes	413	332	24.5
Net earnings	$651	$554	17.6%
Basic earnings per share	$0.76	$0.64	19.6%
Diluted earnings per share	$0.75	$0.63	19.6%
Weighted average common shares outstanding
Basic	855.9	870.7
Diluted	862.8	877.6

Subject to reclassification

Consolidated Statements of Financial Position

	May 5,	April 29,
(millions) (unaudited)	2007	2006
Assets
Cash and cash equivalents	$969	$989
Accounts receivable, net	6,006	5,368
Inventory	6,387	6,030
Other current assets	1,347	1,169
Total current assets	14,709	13,556
Property and equipment
Land	5,061	4,545
Buildings and improvements	16,168	14,228
Fixtures and equipment	3,476	3,182
Computer hardware and software	2,078	2,241
Construction-in-progress	2,450	1,839
Accumulated depreciation	(6,973)	(6,421)
Property and equipment, net	22,260	19,614
Other non-current assets	1,315	1,579
Total assets	$38,284	$34,749

Liabilities and Shareholders’ Investment
Accounts payable	$5,877	$5,707
Accrued and other current liabilities	2,523	2,182
Income taxes payable	375	565
Current portion of long-term debt and notes payable	1,322	1,254
Total current liabilities	10,097	9,708
Long-term debt	10,151	8,596
Deferred income taxes	430	804
Other non-current liabilities	1,895	1,271
Shareholders’ investment
Common stock	71	72
Additional paid-in-capital	2,437	2,169
Retained earnings	13,386	12,131
Accumulated other comprehensive loss	(183)	(2)
Total shareholders’ investment	15,711	14,370
Total liabilities and shareholders’ investment	$38,284	$34,749
Common shares outstanding	851.4	868.3

Subject to reclassification

Consolidated Statements of Cash Flows

	Thirteen Weeks Ended
	May 5,	April 29,
(millions) (unaudited)	2007	2006
Operating Activities
Net earnings	$651	$554
Reconciliation of net earnings to operating cash flows
Depreciation and amortization	392	334
Share-based compensation expense	18	20
Deferred income taxes	(27)	(62)
Bad debt provision	86	88
Loss on disposal of property and equipment, net	14	15
Other non-cash items affecting earnings	19	4
Changes in operating accounts providing / (requiring) cash:
Accounts receivable originated at Target	48	99
Inventory	(133)	(192)
Other current assets	110	88
Other non-current assets	(4)	11
Accounts payable	(698)	(561)
Accrued and other current liabilities	(258)	(61)
Income taxes payable	226	190
Other non-current liabilities	18	—
Cash flow provided by operations	462	527
Investing Activities
Expenditures for property and equipment	(1,183)	(884)
Proceeds from disposal of property and equipment	4	5
Change in accounts receivable originated at third parties	53	110
Other investment	(5)	(10)
Cash flow required for investing activities	(1,131)	(779)
Financing Activities
Additions to long-term debt	1,900	—
Reductions of long-term debt	(501)	—
Dividends paid	(103)	(87)
Repurchase of stock	(500)	(350)
Stock option exercises and related tax benefit	36	30
Other	(7)	—
Cash flow provided by (required for) financing activities	825	(407)
Net increase / (decrease) in cash and cash equivalents	156	(659)
Cash and cash equivalents at beginning of period	813	1,648
Cash and cash equivalents at end of period	$969	$989

Subject to reclassification

Number of Stores, Retail Square Feet and comparable-store sales

	Number of Stores		Retail Square Feet (a)
	May 5,	April 29,	May 5,	April 29,
(unaudited)	2007	2006	2007	2006	Change
Target general merchandise stores	1,318	1,259	161,860	152,996	5.8%
SuperTarget stores	182	159	32,129	28,117	14.3%
Total	1,500	1,418	193,989	181,113	7.1%

(a)  In thousands; reflects total square feet, less office, distribution center and vacant space.

	Thirteen Weeks Ended
	May 5,	April 29,
(unaudited)	2007	2006
Comparable-store sales (b)	4.3%	5.1%

(b)  Comparable-store sales growth is calculated by comparing sales in current year periods to comparable, prior year periods of equivalent length.

Credit Card Contribution to EBT

Effective February 2007, the Company redefined Credit Card Contribution to Earnings Before Taxes (EBT).  We have reclassified prior period amounts to conform to the current year disclosure.  These reclassifications had no effect on our Consolidated Statements of Operations.

	Thirteen Weeks Ended
	May 5,	April 29,
(millions) (unaudited)	2007	2006
Revenues
Finance charges	$296	$259
Interest expense (a)	(77)	(63)
Net interest income	219	196
Late fees and other revenues	88	80
Third-party merchant fees	34	31
New account and loyalty rewards discounts (b)	(24)	(25)
Non-interest income	98	86
Total credit card revenues	317	282
Expenses
Bad debt provision	86	88
Operations and marketing	84	72
Allocated depreciation charge (c)	4	4
Total expenses	174	164
Credit card contribution to EBT	$143	$118
As a percentage of average receivables (annualized)	8.7%	8.0%
Net interest margin (annualized) (d)	13.3%	13.2%

Receivables
(millions)
Period-end receivables	$6,510	$5,844
Average receivables	$6,582	$5,930
Accounts with three or more payments past due as a percentage of period-end receivables	3.2%	3.0%

Allowance for Doubtful Accounts
(millions)
Allowance at beginning of period	$517	$451
Bad debt provision	86	88
Net write-offs	(99)	(63)
Allowance at end of period	$504	$476
As a percentage of period-end receivables	7.7%	8.1%
Net write-offs as a percentage of average receivables (annualized)	6.0%	4.3%

(a)

Represents an allocation of consolidated interest expense based on estimated funding costs for average net accounts receivable and other financial services assets and is included in net interest expense in our Consolidated Statements of Operations.

(b)	Primarily consists of new account and loyalty rewards program discounts on our REDcard products, which are included as reductions of sales in our Consolidated Statements of Operations.

(c)	Included in depreciation and amortization in our Consolidated Statements of Operations.

(d)	Net interest income divided by average accounts receivable.